SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): July 26, 2006
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND (State of Incorporation)	001-31775 (Commission File Number)	86-1062192 (I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas (Address of principal executive offices)	75254 (Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On July 26, 2006, a wholly-owned subsidiary of Ashford Hospitality Trust, Inc. (the “Company”) entered into the following amendment to a material definitive agreement:
Amendment No. 2 to Loan Agreement, dated as of October 28, 2005, by and among Ashford Dulles II LLC, as Borrower, and Merrill Lynch Mortgage Lending, Inc. as Lender
The information set forth in Item 2.03 is incorporated herein by reference.
ITEM 2.03 MATERIAL FINANCIAL OBLIGATION
On October 28, 2005, the Company executed a $45.0 million mortgage loan, which is secured by the Hyatt Dulles hotel, at an interest rate of LIBOR plus 2%, which originally matured October 10, 2007, included three one-year extension options, required monthly interest-only payments through maturity, and included certain prepayment restrictions and fees.
On April 3, 2006, the Company modified this mortgage loan to a $47.5 million revolving credit facility, with a revolving period through October 11, 2006, maturity remaining October 10, 2007, and interest rates during the revolving period ranging from LIBOR plus 1% to LIBOR plus 1.5% depending on the outstanding balance. After the revolving period expires, the interest rate resumes its original rate of LIBOR plus 2%. Consistent with the original mortgage, the modified credit facility requires monthly interest-only payments and has three one-year extension options.
On July 26, 2006, the Company modified its $47.5 million credit facility, due October 10, 2007, to extend both the revolving period and maturity date by one year to October 11, 2007 and October 10, 2008, respectively.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
     (b) Exhibits

10.23.2.1	Amendment No. 2 to Loan Agreement, dated as of October 28, 2005, by and among the Registrant and Merrill Lynch Mortgage Lending, Inc. as Lender

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 27, 2006

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ DAVID A. BROOKS

David A. Brooks Chief Legal Officer